Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 31, 2011, with respect to the consolidated financial statements of PDGI Holdco, Inc. included in Amendment No. 1 of the Registration Statement (Form S-4) of inVentiv Health, Inc. for the registration of $350,000,000, 10% Senior Notes due 2018.

/s/ Ernst & Young LLP

MetroPark, New Jersey

October 6, 2014